Exhibit 99.1

AMERI100 ANNOUNCES $600,000 FollOW-On INVESTMENT IN CONNECTION WITH recently completed $6,000,000 Private Placement

Atlanta, GA August 22, 2018 -- AMERI Holdings, Inc. (Nasdaq: AMRH) (“Ameri100” or the “Company), a specialized SAP® cloud, digital, and enterprise services company, today announced that it has entered into a securities purchase agreement with an accredited investor in connection with a private placement of $600,000 of shares of its common stock and warrants as a follow-on investment in connection with a $6,000,000 private placement which was completed on July 30, 2018. The per share purchase price of the common stock was $1.20, and the initial exercise price for the warrants is $1.60 per share, subject to adjustment. In connection with the private placement, the Company will issue approximately 500,000 shares of common stock or common stock equivalents and warrants to purchase approximately 400,000 shares of common stock, subject to adjustment. The follow-on investor was not issued any shares at the closing of the follow-on investment, due to Nasdaq stock issuance limitations, but the shares will be issued upon the exercise of a pre-funded warrant for no additional consideration to the Company, subject to stockholder approval. The private placement, including the follow-on investment, has now closed.

The Company’s estimated net proceeds from the follow-on investment are expected to be approximately $0.54 million. The Company intends to use the net proceeds for the repayment of certain indebtedness, past acquisition obligations and general working capital purposes.

A.G.P. / Alliance Global Partners acted as the exclusive placement agent for the private placement.

The warrants are exercisable following the later of stockholder approval of the private placement and the effectiveness of a registration statement to register the warrant shares issued or issuable in connection with the private placement and may be exercised for five years from the date of issuance. The per share purchase price and warrant exercise price will automatically be adjusted lower, if applicable, to 80 percent (with respect to the purchase price of the shares) and 110 percent (with respect to the exercise price of the warrants) of the lowest of the average daily prices on the 6 trading days after the date that (i) a registration statement covering the resale of the securities being issued in the transaction is declared effective by the Securities and Exchange Commission (“SEC”) and (ii) the Company's shareholders approve the private placement transaction. If all the shares issuable pursuant to the securities purchase agreement are not included in the registration statement, another similar adjustment to the per share purchase price and warrant exercise price will occur on the date that such shares may be sold pursuant to Rule 144 under the Securities Act of 1933. Following any adjustment to the warrant exercise price, the number of shares that may be issued pursuant to a warrant will be proportionately increased. In no event will the purchase price or the warrant exercise price be less than $0.29 per share.

In connection with the private placement, the Company entered into a registration rights agreement with the investors whereby the Company agreed to prepare and file a registration statement with the SEC to allow for the registration of the resale of shares of common stock issued in the transaction, as well as the shares of common stock issuable upon exercise of the warrants issued in the transaction.

The Company is obligated to seek shareholder approval of the issuance of the shares issuable in the private placement no later September 27, 2018, and it will schedule a meeting of its shareholders for that purpose.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities purchase agreement and other related agreements can be found in the Company's Current Report on Form 8-K, which is expected to be filed with the SEC on or about August 22, 2018.

About Ameri100

Ameri100 is a specialized SAP® cloud, digital and enterprise services company which provides SAP® services to customers worldwide. Headquartered in Atlanta, Georgia, Ameri100 has offices in the U.S. and Canada. The Company also has global delivery centers in India. With its bespoke engagement model, the Company delivers transformational value to its clients across industry verticals. For further information, visit www.ameri100.com.

Forward-Looking Statements

This press release includes forward-looking statements that relate to the business and expected future events or future performance of Ameri100 and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Ameri100's financial and growth projections as well as statements concerning our plans, predictions, estimates, strategies, intentions, beliefs and other information concerning our business and the markets in which we operate. The future performance of Ameri100 may be adversely affected by the following risks and uncertainties: the level of market demand for our services, the highly-competitive market for the types of services that we offer, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, currency fluctuations and market conditions around the world, and other risks not specifically mentioned herein but those that are common to industry. For a more detailed discussion of these factors and risks, investors should review Ameri100's reports on Form 10-K and other reports filed with the SEC, which can be accessed through the SEC's website. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. All forward-looking statements are qualified in their entirety by this cautionary statement, and Ameri100 undertakes no duty to update this information to reflect future events, information or circumstances.

Corporate Contact:

Viraj Patel, Chief Financial Officer

IR@ameri100.com

Investor Relations Contact:

Jody Burfening/Sanjay M. Hurry

LHA Investor Relations

(212) 838-3777

IR@ameri100.com